Exhibit 99.1

October 29, 2015

IDACORP, Inc. Announces Third Quarter 2015 Results, Maintains 2015 Earnings Guidance

BOISE--IDACORP, Inc. (NYSE: IDA) reported third quarter 2015 net income attributable to IDACORP of $73.3 million, or $1.46 per diluted share, compared with $86.9 million, or $1.73 per diluted share, in the third quarter of 2014. Idaho Power Company, IDACORP's principal operating subsidiary, reported third quarter 2015 net income of $71.7 million compared with $84.6 million in the third quarter of 2014. For the first nine months of 2015, IDACORP recorded net income attributable to IDACORP of $162.8 million, or $3.24 per diluted share, compared with $158.8 million, or $3.16 per diluted share, in the first nine months of 2014.

"Our third quarter performance was consistent with our expectations and for the first nine months our earnings were ahead of last year,” said IDACORP President and CEO Darrel Anderson.  “A decline in sales volumes due to more moderate weather conditions was partially offset by continued customer growth. When combined with a decrease in estimated revenue sharing this quarter, operating income was nearly equal to last year's third quarter. A large tax benefit recorded in the third quarter of 2014 impacted the comparability of net income for the quarter, but we remain on plan for the full year.

"Our balanced generation portfolio helped reliably serve our customers despite below-average stream flows—with approximately nine percent less carbon output than at the same time last year.

“IDACORP continues to believe that in 2015 it will not use any of the additional deferred investment tax credits permitted under the current Idaho regulatory settlement and is maintaining its full year 2015 earnings per share guidance in the range of $3.75 to $3.90 per diluted share," added Anderson.

Performance Summary

A summary of financial highlights for the periods ended September 30, 2015 and 2014 is as follows (in thousands except per share amounts):

	Three months ended September 30,		Nine months ended September 30,
	2015	2014	2015	2014
Net income attributable to IDACORP, Inc.	$73,336	$86,889	$162,847	$158,832
Average outstanding shares – diluted (000’s)	50,324	50,220	50,282	50,184
IDACORP, Inc. earnings per diluted share	$1.46	$1.73	$3.24	$3.16

The table below provides a reconciliation of net income attributable to IDACORP for the three- and nine-month periods ended September 30, 2015 to the same periods in 2014 (items are in millions and are before tax unless otherwise noted):

	Three months ended		Nine months ended
Net income attributable to IDACORP, Inc. - September 30, 2014		$86.9		$158.8
Change in Idaho Power net income:
Decreased sales volumes attributable to usage per customer, net of associated power supply costs and power cost adjustment (PCA) mechanism impacts	(9.4)		(9.1)
Fixed cost adjustment (FCA) mechanism revenues	0.2		11.0
Increased sales volumes attributable to customer growth, net of associated power supply costs and PCA mechanism impacts	3.4		8.1
Change in other operating and maintenance expenses	0.3		(3.1)
Increase in depreciation expense	(1.2)		(3.7)
Other changes in operating revenues and expenses, net	1.8		0.5
Increase (decrease) in Idaho Power operating income	(4.9)		3.7
Impact of sharing under Idaho regulatory settlement stipulation	4.9		4.9
Net change in Idaho Power operating income	—		8.6
Changes in other non-operating income and expenses	(0.5)		0.8
Decrease in income tax related to first mortgage bond redemption costs	—		7.2
Increased income taxes due to tax method change recorded in 2014	(11.1)		(11.1)
Increase in other income tax expense	(1.3)		(1.1)
Total (decrease) increase in Idaho Power net income		(12.9)		4.4
Other changes (net of tax)		(0.7)		(0.4)
Net income attributable to IDACORP, Inc. - September 30, 2015		$73.3		$162.8

Net Income - Third Quarter 2015

IDACORP's net income decreased $13.6 million for the third quarter of 2015 when compared with the same period in the prior year. The decrease was driven primarily by a $12.4 million increase in income tax expense at Idaho Power, which principally resulted from the recording of a flow-through income tax benefit in the third quarter of 2014 related to a tax accounting method change for Idaho Power's capitalized repairs deduction.
Moderate temperatures in third quarter 2015 compared with 2014 resulted in decreased average electricity usage by residential and irrigation customers. Cooling degree days in the third quarter of 2015 were closer to normal than in the warmer third quarter of 2014, which reduced demand for electricity for operation of air conditioning units in the third quarter of 2015 compared with the same period in 2014. A decrease in per customer sales volumes also resulted in lower average rates, as fewer customers reached usage levels that resulted in the application of higher rates under Idaho Power's tiered rate structure. These decreased sales volumes and lower average rates, combined with modestly higher net power supply costs, combined to decrease operating income by $9.4 million. Offsetting this decline was an increase in sales volumes attributable to continued customer growth, which contributed approximately $3.4 million to operating income.
Idaho Power has not recorded an accrual for revenue sharing during 2015 under its Idaho regulatory settlement stipulation. By contrast, in the third quarter of 2014 Idaho Power recorded a $4.9 million reduction to revenues for amounts to be shared with Idaho customers.

Net Income - First Nine Months of 2015

IDACORP's net income increased $4.0 million for the first nine months of 2015 when compared with the same period in the prior year. The variance in results for the first nine months includes the effect of two 2014 items mentioned above—an income tax accounting method change and an accrual for revenue sharing with customers. In addition, 2015 income tax expense reflects a $7.2 million flow-through impact of a tax deductible make-whole premium Idaho Power paid upon early redemption of long-term debt.
Idaho Power's operating income was impacted by several factors. A decrease in per customer sales and lower average rates due to tiered rates, along with modestly higher net power supply costs, combined to decrease operating income by $9.1 million for the first nine months of 2015 compared with the same period in 2014. The sales volume benefit of hotter temperatures in June 2015 was offset by unusually mild temperatures early in the year and in July. Recently approved changes to Idaho Power's FCA mechanism also affected results for the first nine months of 2015. The revised FCA mechanism now addresses fluctuations in residential and small commercial sales associated with actual weather conditions, as opposed to normalized weather conditions under the FCA mechanism prior to 2015. Idaho Power’s continued customer growth contributed approximately $8.1 million to operating income for the first nine months of 2015.

Key Operating and Financial Metric Estimates for Full-Year 2015

As of the date of this report, IDACORP's and Idaho Power's estimates for 2015 are as follows (in millions, except per share amounts):

2015 Estimates
	Current(1)	Previous(2)
Idaho Power Operating & Maintenance Expense	No Change	$340-$350
Idaho Power Additional Amortization of Accumulated Deferred Income Tax Credits	No Change	None
Idaho Power Capital Expenditures, Excluding Allowance for Funds Used During Construction	No Change	$300-$310
Idaho Power Hydroelectric Generation (MWh)(3)	5.7-6.2	6.0-7.0
IDACORP Earnings Guidance (per share)	No Change	$3.75-$3.90
(1) As of October 29, 2015.
(2) As of July 30, 2015, the date of filing IDACORP's and Idaho Power's Quarterly Report on Form 10-Q for the quarter ended June 30, 2015.
(3) Based on reservoir storage levels and forecasted weather conditions as of October 29, 2015.

More detailed financial information is provided in IDACORP's Quarterly Report on Form 10-Q filed today with the U.S. Securities and Exchange Commission and posted to the IDACORP Web site at www.idacorpinc.com.

Web Cast / Conference Call

IDACORP will hold an analyst conference call today at 2:30 p.m. Mountain Time (4:30 p.m. Eastern Time). All parties interested in listening may do so through a live Web cast, or by calling (973) 200-3032 for listen-only mode. The passcode is 44978191. Slides will be included during the conference call. To access the slide deck, register for the event just prior to the call at www.idacorpinc.com/financials/confcalls.cfm. A replay of the conference call will be available on the IDACORP Web site for a period of 12 months.

Background Information

IDACORP, Inc. (NYSE: IDA) is based in Boise, Idaho and was formed in 1998 as a holding company. IDACORP subsidiaries include: Idaho Power, a regulated electric utility; IDACORP Financial, an investor in affordable housing projects and real estate; and Ida-West Energy, an operator of small hydroelectric projects. IDACORP's origins lie with Idaho Power and operations beginning in 1916. Today, Idaho Power employs approximately 2,000 people who serve more than 522,000 customers throughout a 24,000-square-mile area in southern Idaho and eastern Oregon. To learn more, visit www.idahopower.com or www.idacorpinc.com.

Forward-Looking Statements

In addition to the historical information contained in this press release, this press release contains (and oral communications made by IDACORP, Inc. and Idaho Power Company may contain) statements, including, without limitation, earnings guidance, that relate to future events and expectations and, as such, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that express, or involve discussions as to, expectations, beliefs, plans, objectives, outlook, assumptions, or future events or performance, often, but not always, through the use of words or phrases such as "anticipates," "believes," "estimates," "expects," "guidance," "intends," "plans," "predicts," "projects," "targets," "continues," or similar expressions, are not statements of historical facts and may be forward-looking. Forward-looking statements are not guarantees of future performance and involve estimates, assumptions, risks, and uncertainties. Actual results, performance, or outcomes may differ materially from the results discussed in the statements.  In addition to any assumptions and other factors and matters referred to specifically in connection with such forward-looking statements, factors that could cause actual results or outcomes to differ materially from those contained in forward-looking statements include the following: (a) Idaho Power's rates and rate design and the effect of regulatory decisions by state public utility commissions and federal regulators affecting Idaho Power's ability to recover costs and earn a return; (b) changes in customer growth rates, loss of significant customers, and related changes in loads; (c) the impacts of changes in economic conditions, including on customer demand; (d) unseasonable or severe weather conditions, wildfires, droughts, and other natural phenomena, which affect customer demand, hydroelectric generation levels, infrastructure repair costs, and fuel costs; (e) advancement of new technologies that reduce customer demand; (f) adoption of or changes in, and costs of compliance with, laws, regulations, and policies, including those relating to the environment, and the ability to obtain and comply with governmental permits and other authorizations; (g) variable hydrological conditions and over-appropriation of surface and groundwater and the impact on generation from hydroelectric facilities; (h) the ability to purchase fuel and power from suppliers on reasonable terms; (i) accidents, fires, explosions, and mechanical breakdowns that may occur while operating and maintaining an electric system, and disruptions and outages of generation and transmission systems or the western interconnected transmission system; (j) costs and operational challenges of integrating an increasing volume of mandated purchased intermittent power; (k) changes in or implementation of mandatory reliability, security, and other requirements; (l) the ability to obtain debt and equity financing when necessary and on reasonable terms; (m) reductions in credit ratings and potential reduction in liquidity; (n) the ability to buy and sell power, transmission capacity, and fuel in the markets and the availability to enter into, and success or failure of, financial and physical commodity hedges; (o) the magnitude of future benefit plan funding obligations; (p) the ability and willingness of the companies' boards of directors to continue to pay dividends, and contractual and regulatory restrictions on those dividends; (q) changes in tax laws and the availability of tax credits; (r) employee workforce factors, including potential unionization of all or part of the companies' workforce and the impacts of an aging workforce; (s) the failure of information systems or technology solutions or the failure to secure information system data, failure to comply with privacy laws, security breaches, or the effect on the companies from cyber attacks, terrorist incidents, or the threat of terrorist incidents, and acts of war; (t) unusual or unanticipated changes in normal business operations, including unusual maintenance or repairs; and (u) adoption of or changes in accounting policies, principles, or estimates. Any forward-looking statement speaks only as of the date on which such statement is made. New factors emerge from time to time and it is not possible for management to predict all such factors, nor can it assess the impact of any such factor on the business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Readers should also review the risks and uncertainties listed in IDACORP, Inc.'s and Idaho Power Company's most recent Annual Report on Form 10-K and other reports the companies file with the U.S. Securities and Exchange Commission, including (but not limited to) Part I, Item 1A - “Risk Factors” in the Form 10-K and Management's Discussion and Analysis of Financial Condition and Results of Operations and the risks described therein from time to time. IDACORP and Idaho Power disclaim any obligation to update publicly any forward-looking information, whether in response to new information, future events, or otherwise, except as required by applicable law.

Investor and Analyst Contact	Media Contact

Justin S. Forsberg	Stephanie McCurdy
Investor Relations	Corporate Communications
Phone: (208) 388-2728	Phone: (208) 388-6973
JForsberg@idacorpinc.com	SMcCurdy@idahopower.com

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